Exhibit 99.2

PRESENTATION

Jeff Cirillo - JER Investors Trust Inc. - VP

This presentation will include statements that constitute forward-looking statements, including with regard to the Company’s revenues and earnings per share, the anticipated effects of today’s announcements, and the Company’s growth. Wherever possible the Company has identified these forward-looking statements by words such as anticipates, believes, intends, estimates, expects, projects and similar phases. These forward-looking statements are based upon assumptions the Company believes are reasonable and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative and regulatory changes, the availability of capital, our ability to obtain future financing arrangements, changes in interest rates and interest rate spreads, changes in generally accepted accounting principles, market trends, policies and rules applicable to REITs, the application and interpretation of the rules and regulations in the Investment Company Act, the subjectivity inherent in any weighted analysis underlying the Company’s assumptions and estimates with respect to the future, and other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission.

The Company cannot predict what factors may arise or how such factors may cause its results to differ materially from those contained in any forward-looking statements. Any forward-looking statements speaks only of the date on which the statement is made. The Company undertakes no obligation to update these statements with revisions or changes after the date of this call.

In addition, this presentation includes non-GAAP financial measures. In accordance with Regulation G, a presentation of the most directly comparable measures calculated and presented in accordance with GAAP, as well as a reconciliation of the differences between such measures, are available on the Company’s website at www.JER.com. With that, I would like to now introduce Joe Robert, Chairman and CEO.

Joe Robert - JER Investors Trust Inc. - Chairman & CEO

Good morning and thank you again for participating this morning’s conference call to discuss the fourth quarter and the full 2007 results for JER Investors Trust.

First, let me offer an apology. Our earnings release was supposed to go out before the market opened this morning. And due to some technical difficulty it did not go out until after, so we apologize for that.

I would like to start by commenting on the market environment that we have experienced over the last quarter. Since our last call we have seen a continuation of this period of incredible volatility in terms of capital flows and pricing and credit spreads. We have seen a dramatic contraction in liquidity, and we have seen unprecedented increases in commercial real estate credit spreads. We have certainly been impacted by these events, and our team will walk you through our balance sheet, our liquidity and our credit performance.

While periods of market dislocation are to be expected, the key to long-term success we believe is to maintain focus on strong underwriting, capital discipline and credit analysis; no different today than it has been before. Accordingly, over the last year in response to increasing credit concerns, we continue to be very selective and slowed our originations to the point that we hit a market share of only 5% of the CMBS B piece market in 2007, as compared to 12% in each of ‘06 and ‘05. As a consequence, we were positioned with a significant amount of cash, and as a result we have been able to meet very substantial margin calls.

Again, we have been in very difficult environment, we recognize that there are opportunities that arise, and along those lines, JRT co-invested and is co-managing a fund that is investing in new acquisitions currently.

Now as I usually do, let me introduce the management team that is with me on the conference call. First, Mark Weiss, our President. Mark will talk about three major topics, credit, liquidity and capital. First, Mark will further discuss the current credit spread environment and talk about how our investments continue to perform as we continue to have no delinquencies in our real estate loans, our real estate assets. And in general our CMBS collateral continues to perform in line with our initial expectations. In this regard Mark, along with Keith Belcher, who heads our CMBS investments, will give you some further detail on the loan performance.

Mark will then review with you our liquidity position and the effect spread widening has had on our cash position and repo facilities. And finally Mark will review our access to capital. After Mark you will then hear from Mike McGillis, our Chief Financial Officer. Mike will describe the overall financial performance of our Company during the fourth quarter of ‘07. And with that let me turn it over to Mark Weiss.

Mark Weiss - JER Investors Trust Inc. - President

As Joe said, I’m going to cover three main topics, credit, liquidity and capital. First, let’s discuss credit and credit spreads. It will be no surprise to anyone we have seen a very dramatic widening in credit spreads, which began as a result of the subprime residential crisis, and then worsened with the severe pullback in liquidity in the Capital Markets. The credit spreads from many asset classes from residential to leveraged loans to CMBS widened significantly starting in the second half of 2007 and continued in the first quarter of 2008.

To put the magnitude of this move in the credit markets in context, during the last so-called financial crisis, the melt down of Long-Term Capital Management and the Russian debt crisis of 1998, BBB minus CMBS spreads gapped out from approximately 100 basis points over swaps to 350 basis points over swaps. Over the last 12 months the BBB minus CMBS spreads have widened from approximately 80 basis points over swaps to in excess of 1,600 basis points over swaps.

Another example is the spread on a typical ten year fixed-rate conduit loan. Twelve months ago a newly originated conduit loan would have been quoted with a spread of approximately 100 basis points over treasuries. Over the last three months new loan gap spreads have gapped out to 500 basis points over treasuries before recently coming in. This has put enormous pressure on mark-to-market valuations and resultant margin calls for the industry. I will discuss this a bit more when I talk about liquidity.

Are credit spreads indicative of significant deterioration in the underlying credits of our real estate assets? We continue to hear from the pundits that commercial real estate is going to be the next subprime. We do believe a weakening economy and the difficulty in the lending market will have a negative impact on real estate valuations in the short-term.

But that being said, let’s examine a few facts. Through our Special Servicer we manage approximately 3,500 loans in our pools of subordinated CMBS, totaling approximately $48 billion in face value. Currently for the B piece investments where we own the first-loss positions, our cumulative 60 days delinquency rate is 36 basis points. This compares to approximately 12% for Alt-A residential and 19% for subprime residential mortgages. This isn’t to say CMBS delinquencies won’t increase, but currently there is a dramatic difference between residential and commercial credit quality.

Now in terms of our actual losses on the collateral underlying our CMBS portfolio where we owned the first-loss loss positions, our original underwriting assumptions projected losses from inception of JRT through the end of 2007 to be approximately $10 million. To date however, actual incurred losses on such collateral have been only $1.2 million. To be clear though, we expect losses to increase as the portfolio ages. And our current underwriting projects cumulative losses of approximately $50 million through the end of 2008. These loss estimates on the underlying CMBS loans have been incorporated into our cash flow projections and our GAAP yields.

Now regarding maturities and the impact they can have on losses. The Harry Macklowe situation in New York City has received a lot of public press. This loan was an extremely highly leveraged, short-term one year bridge loan which matured in February. This was a loan which in today’s credit environment could not be refinanced. How do our numbers stack up?

On our subordinate CMBS portfolio, the average maturity of the underlying loans is approximately seven years, with no loans maturing in 2008, and less than 2% of the portfolio maturing in 2009. On the real estate loan portfolio, no loans mature in 2008, with only one loan for $30 million maturing in 2009 without extension options. This lack of near-term maturities in today’s difficult lending environment should result in less strain on the borrowers on our real estate loans and CMBS portfolio.

Despite the fact that some of these specifics seem to be encouraging, we remain extremely proactive at managing our portfolio. We perform active surveillance on our portfolio in order to get ahead of any assets that we think may have issues. And we update our loss reserve estimates on a quarterly basis as part of our surveillance process.

As Joe mentioned, JER’s history is steeped in managing assets through difficult credit cycles. Our Special Servicer is only one of six that carry the highest ratings from both S&P and Fitch. Should a real estate recession occur, we believe our Company is properly positioned and has the appropriate expertise and resources to work with troubled borrowers or troubled assets to maximize the value for JRT shareholders.

At this point I would like to turn it over to Keith Belcher to give more specifics on our assets and Special Servicing.

Keith Belcher - JER Investors Trust Inc. - EVP, CMBS Investments

As Mark indicated, our delinquency rate on the CMBS portfolio remains very low, and our actual losses on the underlying loans of only $1.3 million have been below our underwriting.

In terms of the current loans in Special Servicing, as a total portfolio of over 3,500 loans we currently have 21 loans totaling $226 million, and that includes several loans that are current, as well as loans are in default. Of these 21 loans, four loans totaling $51 million are current, 16 loans totaling $169 million are delinquent, and 1 loan totaling $5 million has been foreclosed.

Included in the Special Servicing portfolio, as we have noted in previous quarterly calls, there are six loans to a single borrower, MBS. Those loans defaulted in the fall of last year and were secured by Texas multifamily assets. The total of the six MBS loans we have in Special Servicing is $101 million, so almost half of our Special Servicing portfolio.

Of these six MBS loans, we foreclosed one loan totaling $5.3 million, and we expect a loss on that asset. We are in the process of foreclosing another loan totaling $3.6 million, and expect a loss on that asset as well. These were the two smallest of the MBS loans. The other four MBS loans totaling $92 million are either current or in the process of being recapitalized or assumed, and we have appraisals or broker valuations in these cases above the respective debt amount. For these loans, as well as the rest of the Special Servicing portfolio, we continually update our loss assumptions, and those loss assumptions are incorporated into the cash flows at the bond level.

As Mark indicated, as the portfolio ages we will continue to see assets transferring in and out of Special Servicing. This is a business that we have been in for a long time. We got a good strong group of people in place to maximize the return on these assets. And in fact, we continue to add some Special Servicing staff to make sure that we have the right resources. Now back to Mark.

Mark Weiss - JER Investors Trust Inc. - President

Now let’s talk about our liquidity. We currently have an unrestricted cash balance of approximately $14 million. However, post-closing of the sale of our 50% interest in the Charter School JV, and net of future paydowns requirements on our repo lines, our cash balance will be approximately $42 million.

We currently have $196 million of outstanding balance on our repo facilities, which is expected to be shortly reduced to $184 million. The $184 million is against a cost basis of approximately $430 million and incurred indicated market value of $285 million. This is 43% loan to cost and 64% loan to current indicative value. In addition, cash interest coverage on these facilities is a strong 3.3 times.

Of the aforementioned repo collateral, 48% consists of first mortgage loans, on which the advanced rate is 73%, 17% consist of mezzanine loans of which the advanced rate this is 67%, and 35% consists of CMBS on which the advanced rate is 53%. The weighted average borrowing cost on these facilities is currently approximately LIBOR plus 160 basis points or just north of 4.25%.

To put this in perspective, the pro forma $184 million that will be outstanding on our repo facilities compares to $285 million as of last September 30, 2007, and $262 million as of December 31, 2007. These outstandings are basically against the same collateral pool. We will have paid about $101 million in margin calls in the last six months, or a 35% reduction in outstandings. This has been both through reductions in the current market value of the assets, as well as a reduction in advanced rates.

As Joe mentioned on our last earnings call, we began in July to reduce acquisitions and employed a more defensive strategy. Given the dramatic amount of margin calls we have seen, we believe this was the correct approach. While we have seen a nice rally in spreads over the last two weeks, and we’re hopeful we have hit a bottom, but as fast as spreads can come in, they can move back out. As such, we are always mindful of future margin calls.

Finally, let me address capital. Given our focus on credit and liquidity we have curtailed our investment activity until the market stabilizes. However, during the fourth quarter, JRT, together with JER Partners, closed a new private equity debt fund with CalPERS as the primary investor. JRT and JER Partners each committed $10 million in equity, and will co-manage the fund. And CalPERS has committed $200 million in equity. Given the recent difficulty in raising on balance sheet capital, we are excited to have this fund to take advantage of the acquisition opportunities in the marketplace, while bringing in management fee income to JRT. To date, between closed deals and deals in the pipeline, we have invested approximately 40% of the equity of this fund.

The debt fund was an appropriate way to take advantage of the availability of private capital in a time where public capital was extremely difficult and expensive to access. Recently we have seen some public market issuance in both the equity REIT and mortgage REIT sector. We’re constantly evaluating new sources of capital, whether on or off balance sheet, and we will seek to opportunistically tap these markets as available.

To summarize, we are in extremely unsettled times. We intend to manage our portfolio, manage our financing lines, manage and maintain liquidity, and look for ways to access capital to take advantage of the unique opportunities in the marketplace. We have a deep and experienced team that is well-positioned to take advantage of the current situation. With that, I will turn it over to Mike to review the financials.

Mike McGillis - JER Investors Trust Inc. - CFO

Good morning everybody. Let me start off the discussion on our financial condition and performance for the fourth quarter of 2007 with our balance sheet. We ended 2007 with approximately $1.4 billion in assets. Our net cash position of $94 million included about $7 million in restricted cash. As discussed by Mark, due primarily to margin call activity and our Q4 2007 dividend payment, our cash position at March 28, 2008 was approximately $15 million, of which $1 million is in restricted cash.

We expect to close on the sale of our remaining interest in the Charter School Joint Venture in early April 2008, and it is expected to generate net cash proceeds of approximately $39.5 million.

We will also pay down an additional $11.9 million on one of our repurchase agreements in April 2008, which on a pro forma basis will result in a cash balance of approximately $42 million.

Our primary asset class continues to be CMBS. At quarter end CMBS represented $717 million in fair value, or 52% of total assets.

With respect to overall portfolio composition. The CMBS we owned at December 31, 2007 were diversified across real estate property type and geography, and represented 25 different underlying CMBS issuances and one Re-REMIC issuance.

With respect to returns, the weighted average yield based on the amortized cost basis of the CMBS portfolio as of the end of the fourth quarter of 2007 was approximately 8.7% on an unleveraged but loss adjusted basis, which is a slight increase from the 8.6% weighted average yield at September 30, 2007.

Again, we want to emphasize that our revenue recognition for our CMBS investments is determined in accordance with EITF 99-20, and therefore is on a loss adjusted basis. That means the 8.7% yield already incorporates significant projections of losses on the underlying loans in the CMBS pools based on management’s surveillance and due diligence activities.

By way of comparison, the weighted average unlevered with no loss yields for our CMBS portfolio was approximately 11% as of September 30, 2007 and December 31, 2007. No loss yields, as you know, are not a GAAP measure. It indicates the weighted average to unleveraged yield that will be generated if no losses are ever incurred on the underlying loans serving as collateral for the CMBS pools. So as you can see, the difference between the 8.7% GAAP yield and the 11% no loss yield is approximately 230 basis points. This 230 basis point difference is the result of the projected losses in the underlying loans in the CMBS pool that we build into our cash flow projections under EITF 99-20.

To be more specific, as we note in our periodic filings with the SEC, including our Form 10-Ks and 10-Qs, we assume that projected losses will, in general and over time, result in a full loss of the non-rated tranches of bonds, and in some cases portions of the B rated bonds that we acquire in our subordinate CMBS investments.

If we actually experience fewer losses than what we project, assuming no difference in timing of such losses, our actual yield will be higher than our loss adjusted or GAAP yield. Of course, if we actually experience greater losses than what we project, again assuming no difference in timing of losses, our actual yield will be lower than our loss adjusted or GAAP yield.

Now turning to real estate loans. We ended the quarter with 16 loans totaling $510 million in cost basis, net of premiums and discounts, which we carry on our balance sheet at $496 million. Note that we have classified seven of our real estate loans as held for sale at December 31, 2007, and as a result these loans are carried at the lower cost or market value on our balance sheet, with the estimated market value of these loans being approximately $13.9 million below our cost basis.

The weighted average interest rate based on the cost basis of our portfolio of 16 real estate loans at December 31, 2007 was approximately 7.5%. Real estate loans represented approximately 36% of the total assets of the Company at December 31, 2007.

The only investment made during the quarter ended 12/31/07 was a $1.2 million capital contribution to the recently formed debt fund. During the same quarterly we received net principal repayments of approximately $15 million related to three real estate loan investments.

Finally, with respect to debt and other liabilities, we ended the quarter with total liabilities of approximately $1.4 billion consisting of the following. First, approximately $975 million represents borrowing in the form of long-term match funded debt related to our two CDO offerings, CDO I and CDO II. Neither CDO I or CDO II is subject to margin calls based on mark-to-market fair value determinations of the underlying collateral, have maturities tied specifically to actual repayments of underlying collateral, and are generally non-recourse to the Company.

Second, $262 million, or 19% of total liabilities, represents borrowings under short-term repurchase facilities with three separate lenders. These facilities are generally subject to margin calls based on mark-to-market fair value determinations of the underlying collateral and contains certain recourse provisions to the Company. As of today the level of borrowings outstanding on our repurchase agreement is $196 million, and in April it will be reduced to $184 million.

Third, $62 million, or 4.5% of total liabilities, represents borrowings in the form of unsecured junior subordinated debentures. These debentures are not subject to margin calls based on mark-to-market fair value determinations of the underlying collateral, but are fully recourse to the Company. These debentures having a maturity date of April 2037 and are outstanding in connection with our unconsolidated subsidiaries issuance of $16 million of trust preferred securities in April of 2007.

Fourth, $33 million, or 2% of our total liabilities, relate to the fair value of our interest rate swaps, which hedge our exposure to changes in interest rates on our floating-rate debt.

Fifth, $34 million, or 2.5% of total liabilities, relate primarily to our outstanding dividends payable at year-end of $28 million, with the balance representing miscellaneous trade payables and accrued interest payable.

Overall the ratio of total liabilities to stockholders equity on a GAAP basis was 126 to 1. The ratio of total liabilities to equity, exclusive of accumulated other comprehensive income loss, is 4.2 to 1, which is in line with our targeted ratio of total liabilities to equity of 4 to 1 to 6 to 1. The reason for the increase in GAAP leverage was due to decline in GAAP stockholders equity due to mark-to-market treatment on our balance sheet of our CMBS investments and interest rate swap positions previously discussed.

You will note in our earnings release that we discuss our pro forma stockholders equity reflecting the adoption of SFAS 159, as well as certain non-GAAP measures of our stockholders equity, including the estimated fair value of stockholders equity and adjusted stockholders equity. JER intends to adopt SFAS 159 for all financial assets and liabilities related to its CDO financings. And the pro forma stockholders equity, reflecting the adoption of SFAS 159 as of January 1, 2008 is approximately $257 million or $9.92 per share.

In addition, we have also provided an estimated fair value balance sheet and related fair value of stockholders equity as of December 31, 2007, which is approximately $287 million or $11.09 per share. Adjusted stockholders equity represents total stockholders equity, exclusive of accumulated other comprehensive income (loss) on the balance sheet. We believe adjusted stockholders equity is relevant as certain of our financial covenants, and one or more of our current warehouse borrowing facilities, are based on this measure of adjusted stockholders equity.

As of December 31, 2007, adjusted stockholders equity was approximately $329 million, and the ratio of total liabilities to adjusted stockholders equity was 4.2 to 1. At the end of our 2007 earnings release is a reconciliation of GAAP stockholders equity versus adjusted stockholders equity, a pro forma SFAS 159 balance sheet and a fair value balance sheet, each reconciled back to the relevant GAAP balance.

All of our warehouse borrowing facilities are currently in compliance with the requirements of the applicable loan documents, and there are no outstanding or current defaults or delinquencies.

Now let me turn to the statement of operations. In comparing our fourth quarter 2007 results versus the fourth quarter of 2006 results, revenues during the fourth quarter of 2007 were $34 million, a $27 million increase from the fourth quarter — compared to $27 million during the fourth quarter of 2006, which represents an increase of approximately $8 million. This increase was primarily due to higher average balances of interest earning investments.

Expenses in the fourth quarter of 2007 were approximately $24 million versus $17 million in the fourth quarter of 2006. This increase was primarily the result of increased interest expense, which increased by approximately $6.6 million, due to the issuance of CDO II in October 2006, the issuance of our trust preferred securities in April 2007, and higher average outstanding repo borrowings.

We recorded certain non-cash charges aggregating $17.9 million during the fourth quarter of 2007 consisting of unrealized losses on loans held for sale of $13.9 million, impairment charges on CMBS of $3.6 million, and hedge ineffectiveness of $0.4 million. This compares to $0.4 million of CMBS impairment charges during the fourth quarter of 2006.

The unrealized loss on loans held for sale as a result of our decision to potentially sell certain of our real estate loans to provide additional liquidity to the Company. The CMBS impairment charge was due to a decrease in the projected net present value of future cash flows from four different CMBS investments pursuant to EITF 99-20. The total change in projected net present value of future cash flows on those four bonds was approximately $1.8 million. However, pursuant to 99-20 we are required to mark these bonds to estimated fair value with a charge to earnings, and therefore the aggregate impairment charge is $3.6 million.

Overall the net loss for the fourth quarter of 2007 was $7.4 million or $0.28 per diluted common share, as compared to net income of $9.2 million or $0.36 per diluted common share in the fourth quarter of 2006.

Adjusted funds from operation was $10.9 million or $0.43 per diluted share for the three months ended December 31, 2007 as compared to $9.6 million or $0.37 per diluted share in the fourth quarter of 2006. We provide AFFO because we consider it a meaningful supplemental measure of our operating performance and more reflective of our operating cash flows than GAAP net income.

At the back of the earnings release is a reconciliation of GAAP net income to AFFO. Finally, for the fourth quarter of 2007 we declared a regular cash dividend of $0.45 per outstanding share and a special dividend of $0.65 per outstanding share, compared to a $0.42 per share regular cash dividend and $0.30 per share special cash dividend that we paid for the fourth quarter of 2006.

With that, operator, let’s go to questions.

QUESTIONS AND ANSWERS

Phil Austern - Valenor - Analyst

Congratulations on managing through this tough time. I know how tough it is, and appreciate it. I actually have a series of questions. Would you rather me do them all at once or one at a time?

Mark Weiss - JER Investors Trust Inc. - President

Why don’t you do one at a time.

Phil Austern - Valenor - Analyst

Okay. You guys haven’t mentioned yet on the call, and you haven’t declared, and there’s nothing in the press release about the Q1 dividend.

Mark Weiss - JER Investors Trust Inc. - President

Right. And historically we have never given guidance, and we’re not going to change that now. But we would expect to having an announcement in the relatively near future on the first quarter dividend.

Phil Austern - Valenor - Analyst

We shouldn’t read in anything — because you normally declared it long before the end of the quarter, right?

Mark Weiss - JER Investors Trust Inc. - President

That’s right, but as you know, we also — we were delayed in getting our filing out and the 10-K, and we wanted to get that done and the earnings release out. And then we will have a release on the dividend in the near future.

Phil Austern - Valenor - Analyst

Along the same lines, just given all the moving pieces here with the sale of the Charter School assets and that real estate loan that you moved into AFS, can you give us a sense or sort of run rate revenue, net income in AFFOs or pro forma for the sale of the assets and potentially what you may have to sell to generate liquidity going forward?

Mark Weiss - JER Investors Trust Inc. - President

We don’t provide forward-looking guidance on our earnings. And then on the available for sale, obviously as Mike mentioned when the Charter School JV closes, and I mentioned, Joe mentioned, we will have about $42 million in cash. Obviously, we can’t foresee the future. As we sat here I think on our last earnings call, we said we had $90 million in cash. And we went through a lot of that, and we are selling the JV. So we are always mindful of liquidity and what that means going forward. And as result, just for belts and suspenders and to make sure if we were to sell any of the real estate loans to generate additional liquidity, because again you can’t see in the crystal ball, and can’t see into the future, that is why it was held as available for sale, or reclassified shall I say.

Phil Austern - Valenor - Analyst

The other two questions I have are — I am just a little bit confused. I know there has been a massive reduction in the non CDO borrowings through 9/30/07. But it seems like you’re paying down another $11 million to Goldman in April. Do you have a sense for is that it? Are there other near-term maturities between now and the end of the year, you need to haircut some? The assets are going up. Again, I sort of totally appreciate how far they have come already, but do you have any sense for that? Can you guide us in any way? I am not asking for like an earnings number, but just a sense of things.

Joe Robert - JER Investors Trust Inc. - Chairman, CEO

We don’t have a crystal ball as to where credit spreads are going to go.

Mark Weiss - JER Investors Trust Inc. - President

Joe is right. It is like, as I mentioned in my comments, we have seen spreads come in recently, but as I said, they can just as easily go back out. And lenders today are very active and appropriately so, frankly. We think our lenders have been responsible in terms of their margin calls, but if valuations change, we would expect future margin calls. And frankly if valuations go the other way, we would hope to get remargined in a positive sense.

But unfortunately, I wish we could have a crystal ball into the future. We wouldn’t have predicted frankly the amount of margin calls we’ve had to date, and so we’re trying to maintain as much cash and the availability to have as much cash to deal with any eventually that comes.

Phil Austern - Valenor - Analyst

Just finally, are there any covenants in the CDOs that shutoff cash flow to the first-loss pieces when delinquencies reach a certain level?

Mike McGillis - JER Investors Trust Inc. - CFO

Yes, the CDOs are subject to overcollateralization and interest coverage tests. And based on the results of those tests, we have significant coverage. And it is actually in line with where those numbers were when we actually issued those CDOs. We have significant coverage on those coverage tests.

Eric Bottin — Analyst

My question was actually already answered about the dividend. I guess you guys are going to take a look at it in the next few days and see if you have any sufficient cash to pay it, I guess would be one of the considerations of future liquidity.

Then also just congratulations again on the quarter. No delinquencies, impairment charges or loss reserves for your real estate loans and assets, nothing short of incredible. Thank you.

Michael Safforin - Safforin Financial Services - Analyst

Most of my questions have been answered, but Joe, from you in particular with your experience generally in distressed commercial real estate, what do you see as opportunity for the Company on the near-term horizon defined as the next 9 to 12 months?

Joe Robert - JER Investors Trust Inc. - Chairman, CEO

We have been playing defense as well as offense. Defense clearly is we made the decision almost a year ago to thicken the walls of our fort, if you will, and to protect our capital, and also to pay very, very careful attention to the assets that we have on book. I think frankly we’re quite proud of the loans that we have made and our track record with respect to our credit underwriting, which is reflected in the very low delinquency rate and low losses.

That is the defense of making sure that we had sufficient liquidity to take care of margin calls in the event that the market got bad. Well, it got a lot worse than anybody could possibly have anticipated. But fortunately we did take the position of starting to play defense pretty early on. So we are where we are, which I think if you had to rate us from a defensive standpoint, you would give us a pretty high rating.

On the other hand, this market is presenting opportunities that we’re not likely to see for the rest of our lives. These kinds of cycles come historically maybe once every 100 years. And if you look at financial crises over the last 100 years, I think we’re going to wind up looking back on this and saying that it was an extraordinary time.

Our first step in playing offense was the creation of this fund with CalPERS. The independent adviser to the REIT benefits from this only through the realization of earnings and to the extent that it kicks us into an incentive fee. All the earnings from the fee on this fund are going to the benefit of the shareholders of the REIT. It is not going to the operating company. That is an important point.

We have been active in investing that money over the last three plus months 40% of that money is now invested in what we think are very, very attractive investments. We will continue to do that. And we will continue to position ourselves to take advantage of this crisis and of this volatility, which frankly we expect to continue for some time.

I think the overhang of mezz debt and bridge loans and the amount of refinancing that is going to have to occur over the next 18 months, is in the hundreds of millions of dollars, perhaps as much as $500 million over the next 18 months. If we can just capture a small percentage of the opportunities that that presents, we would be very happy and we think our shareholders will too.

But right now we are focused on frankly getting to the other side of the lake. Someone said to me many years ago that if you look at investing over a ten year period, say, a one mile wide lake that has an average depth of two feet, and yet 10 people a year drown in the lake, well, they don’t drown in the average. And we’re doing everything to make sure that we’re not going to drown in this trough that we’re going through right now. We’re going to get to the other side, and we’re going to get to the other side in very good shape.

Michael Safforin - Safforin Financial Services - Analyst

I appreciate your comments. Thank you for the work during this very difficult time.

Michael Moran - Moran & Osborn - Analyst

Gentlemen, my question relates to what kind of an impact you expect the CalPERS fund to have on the REIT in terms of what is the hurdle rate to achieve the back end on the CalPERS fund, and what you see from that perspective?

Mike McGillis - JER Investors Trust Inc. - CFO

Relative to the CalPERS fund we are under confidentiality provisions relative to the hurdle rate, so we can’t disclose that. But if you were to look at these investments on an all-in basis, including the return from the asset and our potential fee income, I can just say that is a very attractive return profile to JRT and JRT shareholders.

Michael Moran - Moran & Osborn - Analyst

But you can’t quantify in any way the impact to the REIT?

Mike McGillis - JER Investors Trust Inc. - CFO

No, not at this time.

Michael Moran - Moran & Osborn - Analyst

I guess my other question relates to the special dividend of $0.65, just kind of the thinking behind the size of the special dividend at the end of the fourth quarter?

Mike McGillis - JER Investors Trust Inc. - CFO

Really our dividend framework – it is really driven under the REIT rules, which require that REITs payout at least 90% of their taxable income in the form of dividends to shareholders. We seek to payout 100% of our taxable income in the form of dividends. And the special dividend generally represents the difference between our taxable income and our operating cash flow. And that difference is driven primarily by the amount of non-cash taxable income we generate due to OID on the CMBS investments that we own.

So that is really what that number represents. And really our whole thought process behind that special dividend is that, given that it is not really a result of recurring operating cash flow, we treat it as a special as opposed to a regular dividend.

Michael Moran - Moran & Osborn - Analyst

So the $0.65 was really needed to washout the REIT taxable income for ‘07?

Mike McGillis - JER Investors Trust Inc. - CFO

That’s correct.

Andrew Schiff — Analyst

Actually my question was on the special dividend as well. What would have been the ramifications if you had decided to keep the cash within the Company rather than pay it out to shareholders?

You talked about you are very mindful of liquidity. We were thrilled to get the money, but I would — almost would be happier at this point that you had the cash back on the balance sheet to protect the balance sheet even more.

Mike McGillis - JER Investors Trust Inc. - CFO

The impact would have been that we would have tripped one of the REIT distribution requirements, and therefore wouldn’t have been able to meet the requirements to maintain our status as a REIT. Our goal is to maintain REIT compliance status for the Company, and that is what was necessary to do so.

Andrew Schiff — Analyst

Good luck. Thanks.

Mike McGillis - JER Investors Trust Inc. - CFO

Actually, Andrew, one other question. In the event that we – if we had say only paid up to 85 to 90% of our taxable income, then the taxable income in excess of those distributions we would have had to pay federal income tax on that income amount. So that would have resulted in some cash leakage out of the Company as well.

Michael Sloan - Harvey Partners - Analyst

I was wondering, you mentioned in the press release that Goldman Sachs repurchase agreement was extended. I was wondering what the new maturity of that is?

Mike McGillis - JER Investors Trust Inc. - CFO

Currently under the Goldman facility we now have a series of six three-month extension options, at our option. So that facility could be extended until October 1 of 2009 under its current terms.

Michael Sloan - Harvey Partners - Analyst

Great. Then how much cash did the Charter School generate – backward looking contribute to the Company’s cash flow?

Mike McGillis - JER Investors Trust Inc. - CFO

The Charter School investment is – was just under $80 million, and the cash yield on that all-in is approximately 10%, compared to a GAAP yield of about 14% on that investment. In terms of what the specific contribution was to ‘07, if you were to just look at the lease income line item on the financial statement that is all related to Charter School.

J.T. King - Cape Investments - Analyst

Most of my questions have answered as well, but just two other ones. One, were there any changes on the JP Morgan line?

Mike McGillis - JER Investors Trust Inc. - CFO

No, there have been no changes on the JP Morgan line, other than I think in our 10-K you’ll see there have been some margin calls due to advanced rate compression on that line. Just in response to changing market conditions, JP Morgan was really looking to lower the advance rate. Probably the only other thing of note I guess is with respect to our Bear Stearns facility, given the recent events involving JP Morgan and Bear Stearns, we do expect JP Morgan to ultimately be managing both of those CMBS repurchase agreement facilities.

J.T. King - Cape Investments - Analyst

Right.

Mike McGillis - JER Investors Trust Inc. - CFO

Postclosing.

J.T. King - Cape Investments - Analyst

The other question was just in thinking about liquidity and the dividend requirements potentially going forward, I know you have the real estate loans as qualified as held for sale, or some of them. How do you mark those to market? What is the methodology for that? And then have you actually sold some of those loans, and is the experience consistent with the mark-to-market? And the question just stems from, it obviously a tough sellers market out there, regardless of quality of loans in some circumstances.

Mark Weiss - JER Investors Trust Inc. - President

It is a not a perfect science. But obviously the best example of how to mark the real estate loans is all those real estate loans are, except I think for the $3.2 million we have in Prestige, which is our condo loan in Florida, all the remaining six loans are on repo with Goldman Sachs. And therefore obviously Goldman Sachs has been marking those assets. And so in terms of having a good sense as to where the evaluation is for those assets, that is a good as an example as you can get with the repo lender obviously wanting to make share that they maintain balance with value versus advanced rate.

Joe Robert - JER Investors Trust Inc. - Chairman, CEO

In addition, we are regularly in the market looking at loan opportunities. So we do review those loan marks provided by our repo lenders, compare those to what we are seeing in the marketplace to provide further validation on the pricing of those assets.

Mark Weiss - JER Investors Trust Inc. - President

Right. As Joe mentioned and I mentioned in my remarks, we have invested about 40% of the $220 million fund. That is just the equity, and there is potential leverage with that. So we are buying and are continuing to look at numerous assets in the marketplace as a good check and balance versus the marks on the repo lenders.

Amit Anand — Analyst

I just wanted to follow-up on the dividend question that was asked earlier. In the event that in 2008 you have another significant dividend requirement because of these REIT rules that cause you to pay dividends on your noncash OID, what is sort of the game plan this year to get the funding in order to make that dividend requirement? And at what point, just looking at your business model, would you consider perhaps no longer being part of a REIT structure and perhaps being some other corporate structure?

Mark Weiss - JER Investors Trust Inc. - President

In terms of the cash, one of the reasons we put the real estate loans as available for sale was exactly for what you just mentioned, which is if there are potential liquidity issues going forward, if the market continues to go and we get margin calls and we don’t have cash to meet them, then we have significant equity built into those loans that we can potentially sell into the marketplace.

And in terms of de-REITing or changing our structure, it is not something we currently contemplating. Obviously, the world changes over time and there is always room for contemplation in the future, but at the moment obviously we’re not anticipating going that route.

Louis Feldman - Wells Capital Management - Analyst

Going back to the Bear Stearns, is there any higher risk of margin calls, or a significantly larger haircut, coming from the repos that you have with them, or are they thoroughly backstopped by JP Morgan and the Fed guarantees?

Mike McGillis - JER Investors Trust Inc. - CFO

They are backstopped by JP Morgan at this point in time. And right now we only have $18 million outstanding on that repo facility. And it is at a very, very low advanced rate.

Louis Feldman - Wells Capital Management - Analyst

But doesn’t that mature this next month. And if the deal on the JV does not go through?

Mike McGillis - JER Investors Trust Inc. - CFO

It is actually been extended now through September of 2008.

Operator

You have no further questions at this time.

Jeff Cirillo - JER Investors Trust Inc. - VP

Thanks everybody for joining us on this call. We look forward to talking to you next quarter.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.